Exhibit 10.1

RETIREMENT AGREEMENT

This Agreement is effective this 1st day of June, 2016, (the “Effective Date”) between Jacobs Engineering Group Inc. and its affiliated and subsidiary companies (“Jacobs”) and Phillip J. Stassi (“Employee”).

WHEREAS, Employee has been a full-time employee of Jacobs;

WHEREAS, Employee has announced his intention to retire from Jacobs; and

WHEREAS, Employee and Jacobs desire to agree on the terms of such retirement.

NOW, THEREFORE, in consideration of the valuable promises contained herein, it is agreed as follows:

1.Retirement Date.  Employee shall retire from Jacobs effective June 30, 2018 (“Retirement Date”).

2.Executive Advisor.  On July 1, 2016, Employee will resign his position as an executive officer of Jacobs and instead act as an advisor to Jacobs’ Chief Executive Officer on a part-time basis, with the expectation that Employee will work 21 hours per week during this period.  Employee shall perform this advisory role until June 30, 2017, and his salary between July 1, 2016 and June 30, 2017 (the “EA Period’) shall be $328,125.00 per annum.  Such salary shall be paid, after applicable deductions, in conformance with Jacobs’ normal payroll practices. During the EA Period, Employee shall not be eligible to receive any additional incentive compensation, such as cash bonuses or new equity awards, except as provided in Section 5 below. Employee will accrue paid time off (“PTO”) during the EA Period.

3.Company Convenience Leave of Absence.  From July 1, 2017 through June 30, 2018, Employee will be placed on Company Convenience Leave of Absence, without pay (the “CCLOA Period”).  Subject to the terms and conditions of the applicable health insurance plans and Employee’s payment of required fees, health benefits will be provided to the Employee during the CCLOA Period.  In that regard, Employee authorizes Jacobs to record ten (10) hours of his accrued paid time off PTO each week to cover his benefits costs during the CCLOA Period. Equity vesting shall continue during the CCLOA Period, and Employee shall be able to make 401(k) contributions through payroll deductions to the extent the amount of recorded PTO exceeds his benefits costs.  During the CCLOA Period, Employee shall not be eligible to receive any additional incentive compensation, such as cash bonuses or new equity awards, nor shall he be eligible to accrue additional paid time off.  Life insurance benefits also will not be available. PTO accrued by Employee prior to June 1, 2016 shall be valued as if Employee’s base salary was $625,000, which was Employee’s base salary at the Effective Date.

Exhibit 10.1

4.Termination Payment.   Employee shall receive a lump sum termination payment of $625,000.00 less statutorily-required deductions and withholdings within 30 days of the Retirement Date, subject to receipt by Jacobs from Employee of a release substantially similar to that set forth in Section 15 below, covering the period between the Effective Date and the Retirement Date.

5.Fiscal 2016 Incentive Cash Bonus.  Employee shall be eligible to receive his incentive cash bonus award for FY2016.  For the purpose of this award, Employee will be treated as if he remained an executive officer of Jacobs at the time of payout, if any is payable under the terms of the plan, at the same base salary he had at the Effective Date. Jacobs will calculate the amount of this incentive cash bonus by weighing at 75%, the achievement of the previously-established fiscal year 2016 performance goals for   Jacobs’ Business & Infrastructure line of business, and at 25%, the achievement of the previously-established fiscal year 2016 performance goals for Jacobs’ corporate group.

6.Stock Incentives.  From and after the Effective Date, Employee is not eligible to receive any stock options, performance stock units (“PSU’s”) or restricted stock awards.  In accordance with the terms and conditions of Employee’s Nonqualified Stock Option Agreements, Employee shall have treatment pursuant to plan with respect to exercise of any vested options after which all unexercised options will expire. Treatment of grants of PSU’s shall be in accordance with Employee’s Restricted Stock Unit Agreements for performance shares dated 2014 and 2015.  From and after the Retirement Date, any unvested restricted stock that Employee may have is forfeited.

7.Other Employment.  If Employee accepts other employment without the prior written permission of Jacobs prior to the Retirement Date, he shall not be eligible to receive any of the benefits described in this Agreement, including those specified in Sections 1-5 above.

8.Employee Death Prior To Retirement Date. In the event of Employee’s death prior to the Retirement Date, the following benefits will be paid to his estate within thirty days after Jacobs receives notice of such death:  1) all of Employee’s accrued PTO; (2) any unpaid compensation for the services described in Section 2 above; and (3) the termination payment described in Section 4 above.  In the event Employee were to die prior to payment of the cash incentive specified in Section 5 above, his estate shall receive such incentive, if any, within thirty days of the date payouts are made under the incentive plan.

9.Vested Benefits.  Nothing herein shall deprive Employee of any vested benefits that Employee has in the Jacobs' Section 401(k) or other employee benefit plan.    Employee cannot withdraw or transfer funds in the 401(k) plan until after the Retirement Date, except as may be otherwise permitted under the terms of that plan.

Exhibit 10.1

10.Executive Deferred Compensation.  On CCLOA Status, Employee shall be considered severed under Jacobs’ Executive Deferred Compensation Program (the “EDC Program”).  Payment of amounts deferred by Employee under the EDC Program prior to 2005 will begin 30 days after commencement of the CCLOA Period.  Payment of amounts deferred by Employee under the EDC Program after 2005 will begin seven months after commencement of the CCLOA Period.

11.Acknowledgment of Full Payment.  Employee acknowledges that the payments and arrangements described herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Employee as a result of his employment with Jacobs, and in the absence of this Agreement, Employee would not entitled to, among other things, the payment and benefits specified in Sections 2, 3 and 4.

12.Right to Elect Continued Coverage.  Upon his Retirement Date, Employee may elect to continue health insurance coverage (medical, dental, vision, employee assistance program, and healthcare flexible spending account) as permitted under COBRA.  Information on the COBRA Program and the cost to continue coverage will be mailed to Employee by Jacobs’ Corporate Human Resources Department.  Employee will have 60 days after receipt of this information to elect COBRA participation, retroactive to the termination of Employee’s employment status.  Employee should retain Employee’s medical cards if Employee plans to continue coverage.  Basic and Supplemental Life and Accidental Death & Dismemberment insurance continues for six (6) months from the date Employee commences usage of PTO pursuant to Section 3.   Disability insurance expires thirty (30) days from the date Employee commences usage of PTO pursuant to Section 3.  Employee should contact Jacobs’ Human Resources Department regarding conversion rights or porting rights for life and accident insurance coverage.

13.Non-Disclosure of Trade Secrets, Confidential and Proprietary Information.  Employee’s position at Jacobs placed Employee in the possession of highly sensitive and extremely proprietary information of Jacobs, including, but not limited to, in the very highly competitive consulting, engineering, design, construction and construction management business.  While on CCLOA Status and after the Retirement Date, Employee must hold in confidence and may not disclose any proprietary, technical or business records, data or information developed by Employee or disclosed to Employee by Jacobs or by its customers or prospective customers or any subsidiary, parent or affiliate of Jacobs, including but not limited to, information regarding Jacobs’ highly sensitive extremely proprietary information regarding its consulting, engineering, design, construction and construction management business and prospects.  Furthermore, Employee may utilize such information only as authorized by Jacobs.  Thus, Employee may not use or disclose any of this information during any new employment.

Exhibit 10.1

These confidential proprietary information and trade secrets include, but are not limited to, the following:

(i)	All business development and client information within the exclusive control of Jacobs, including but not limited to:
(a)	Current and prospective customer lists;
(b)	Current and prospective business projects;
(c)	Pricing, rates, schedules and method of bidding on individual projects;
(d)	Technical details and status reports involving current and prospective projects;
(e)	Contracting strategies, philosophies and/or techniques;
(f)	Salary rates and benefit levels for Jacobs’ employees;
(g)	Employment and recruitment policies of Jacobs; and
(h)	Internal policies and procedures utilized by Jacobs in performing business projects and consulting work.
(ii)	Strategic business plans and marketing initiatives of Jacobs which are not general public knowledge.
(iii)

Any other confidential, proprietary, technical data developed by Employee or disclosed to Employee by Jacobs during Employee’s employment, whether pertaining to specific projects with which Employee was involved or otherwise.

If Employee in any way breaches his/her obligations not to disclose the trade secrets and confidential proprietary information of Jacobs, whether by using or disclosing any of the above-listed information, Jacobs will immediately pursue all legal remedies available to it, including without limitation, an injunction preventing Employee’s continued conduct and/or a civil action for damages.

14.Entire Agreement; Choice of Law.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties.  No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Employee and an executive officer of Jacobs.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (without giving effect to its conflicts of laws, rules or principles) and no failure or delay in exercising any right, power or privilege hereunder shall operate or a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Exhibit 10.1

15.Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.Release of Claims.  In further consideration of the foregoing, Employee hereby releases and discharges Jacobs, its affiliated and subsidiary companies, and its and their respective present and former agents, officers, directors, employees, successors and assigns (hereinafter collectively “Releasees”) from any and all matters, claims, demands, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, whether in law or in equity, which Employee has or may have against the Releasees.  This release includes, without limitation, all claims and causes of action, known or unknown by Employee, arising out of or in any way connected with Employee’s employment relationship with Jacobs and/or the termination of Employee’s employment.  This release includes, without limitation, claims arising under federal, state or local laws prohibiting employment discrimination and/or claims arising out of any legal restrictions upon Jacobs’ right to terminate Employee’s employment.  Employee expressly understands that among the various rights and claims being waived by him/her in this Agreement are those arising under the Age Discrimination in Employment Act, (29 U.S.C. § 621, et seq.), as amended.   Employee further warrants that he has not filed any claims against the Releasees.

17.Waiver.  Section 1542 of the Civil Code of the State of California provides, generally, that a release does not extend to unknown claims. Specifically, Section 1542 of the Civil Code of the State of California states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

For the purposes of implementing a full and complete release and discharge of Releasees, Employee expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California and acknowledges that this Agreement is intended to include and discharge all claims which Employee does not know or suspect to exist at the time of execution of this Agreement related to his/her employment with Jacobs and/or the termination of that employment.

18.Defense and Indemnity Exception.  Notwithstanding the releases and waivers set forth in Paragraphs 16 and 17, Employee shall be provided with all rights of indemnification and defense currently provided to Employee pursuant to the Indemnification Agreement entered into between Employee and Jacobs dated February 11, 2003 or to any officer or other executive of Jacobs under any of Jacobs’ Bylaws, Articles of Incorporation, Resolutions, Insurance Policies and/or California Labor Code Section 2802.

Exhibit 10.1

19.Consideration Period.  Employee acknowledges that under the Age Discrimination in Employment Act, Employee has twenty-one (21) days within which to consider this Agreement before executing it.  If, however, Employee executes this Agreement before the expiration of the 21-day consideration period, Employee acknowledges that he has knowingly and voluntarily waived the consideration period and further acknowledges that he has taken sufficient time to consider this Agreement before executing it.

20.Revocation Period.  This Agreement shall not become binding until seven (7) calendar days after the date of the last signature.  During this 7-day period, Employee may revoke this Agreement.  Such revocation must be in writing, directed to Michael R. Tyler, Senior Vice President & General Counsel, Jacobs Engineering Group Inc., 155 N. Lake Avenue, Pasadena, California, 91101, and received by Jacobs within said 7-day period.  Upon expiration of the 7-day period, Employee acknowledges that this Agreement becomes final and binding.

21.Individual Agreement.  This Agreement has been individually negotiated and is not part of a group exit incentive or other termination program.

22.Non-Disparagement.  Neither Employee nor Jacobs will disparage the other party.  With respect to Jacobs, Employee’s non-disparagement obligations will extend to current or former officers, directors, agents and/or employees of Jacobs.  Neither party will make or solicit any comments, statements or the like to the media or to others, that may be considered to be derogatory or detrimental to the good name or business reputation of the other party.

23.No Solicitation of Jacobs Employees.  Employee agrees and warrants that he will not, for a period of one year following the Retirement Date, either directly or indirectly, for himself or on behalf of any third party, solicit, induce, recruit, or cause another person in the employee of Jacobs to terminate his or her employment for the purpose of joining, associating or becoming employed with any business or activity which is in competition with any business or activity engaged in by Jacobs.

24.Voluntary Agreement.  Employee understands that this Agreement involves the knowing and voluntary release of known and unknown claims by employee against jacobs.  Employee understands that he has the right to, and has been given the opportunity to, consult with an attorney of his/her choice.  Employee acknowledges that he has been (and hereby is) advised by Jacobs that he should consult with an attorney prior to executing this Agreement.  Employee further acknowledges that he has not been discouraged or dissuaded from consulting with an attorney by Jacobs.

Exhibit 10.1

25. Arbitration.  The parties agree that the arbitration of disputes provides mutual advantages in terms of facilitating the fair and expeditious resolution of disputes.  In consideration of these mutual advantages, the parties agree to the Arbitration Procedures set forth in Exhibit A attached hereto.

Executed at ____________________, this _________ day of _________,  2016.

Phillip J. Stassi

Executed at Pasadena, California, this _________ day of ____________, 2016.

Jacobs Engineering Group Inc.

By:
Lori S. Sundberg

Title:	Senior Vice President
Global Human Resources

Exhibit 10.1

Exhibit “A”

Arbitration Procedures

(a)	Scope of Arbitration

The parties will submit to arbitration, in accordance with these provisions, any and all disputes either party may have arising from or related to this Agreement, including, but not limited to, its formation, breach, performance, or the interpretation, application, or enforceability of this Agreement.  The parties further agree that the arbitration process agreed upon herein shall be the exclusive means for resolving all disputes made subject to arbitration herein but that no arbitrator shall have authority to determine whether disputes fall within the scope of these arbitration provisions.

(b)	Availability of Provisional Relief

These arbitration provisions shall not prevent Jacobs or Employee, as the case may be, from obtaining injunctive relief from a court of competent jurisdiction to enforce the confidentiality, non-disparagement and non-solicitation obligations of the parties under this Agreement.

(c)	JAMS Employment Arbitration Rules And Procedures Apply

Any arbitration hereunder shall be conducted under the JAMS Employment Arbitration Rules and Procedures (“JAMS Rules”).  A copy of the JAMS Rules may be found at http://www.jamsadr.com/rules-employment-arbitration/ or by searching the internet for “JAMS Employment Arbitration Rules.”  This agreement to arbitrate shall be subject to the Federal Arbitration Act, 9 U.S.C. SECTION 1 ET. SEQ.  The arbitration shall proceed before a single arbitrator and the proceedings shall be confidential to the extent allowed by law.

(d)	Invoking Arbitration

Either party may invoke the arbitration procedures described herein by submitting to the other, in person, by mail, or reputable delivery service (e.g., UPS or FedEx) a written demand for arbitration containing a statement of the matter to be arbitrated in sufficient detail to establish the timeliness of the demand.  The parties shall then have fourteen days within which they may identify a mutually agreeable arbitrator.  After the fourteen-day period has expired, the parties shall prepare and submit to JAMS a joint submission.  In their submission to JAMS, if they have not already selected a mutually agreeable arbitrator, the parties shall request that an arbitrator be assigned pursuant to the JAMS Rules.

(e)	Award Final

The decision of the Arbitrator shall be final, conclusive, and binding on the parties to the arbitration, subject to judicial review and confirmation as provided by law.  Subject to any remedies the arbitrator may award, the parties to the arbitration shall be

Exhibit 10.1

responsible for the arbitration and arbitrator’s fees in accordance with applicable law. The Arbitrator shall be empowered to award any remedies (including, without limitation, injunctive and other equitable relief) that a court of law could award for the claims at issue in the matter, but such remedies shall be limited to those that are available to a party in a court of law for said claims.  The Arbitration Agreement contained herein supersedes any other arbitration agreement between the parties.

(f)	Stenographic Record

There shall be a stenographic record of the arbitration hearing, unless the parties agree to record the proceedings by other reliable means.

(g)	Location

Unless otherwise agreed by the parties, arbitration hearings shall take place in the state in which the employee worked, at a mutually agreeable place or, if no agreement can be reached, at a place designated by JAMS.

(h)	Law Governing the Arbitrator’s Award

In rendering an award, the arbitrator shall determine the rights and obligations of the parties according to the substantive law of the State of California (excluding conflicts of laws principles), and the arbitrator’s decision shall be governed by state and federal substantive law, including state and federal discrimination laws, as though the matter were before a court of law.

(i)	Written Awards and Enforcement

Any arbitration award shall be accompanied by a written statement containing a summary of the issues in controversy, a description of the award, and an explanation of the reasons for the award.  The parties agree that a competent court shall enter judgment upon the award of the arbitrator, provided it is in conformity with the terms of this Agreement.

(j)	Severability

If any part of this arbitration procedure is in conflict with any mandatory requirement of applicable law, the statute shall govern, and that part shall be reformed and construed to the maximum extent possible in conformance with the applicable law.  The remaining provisions of this arbitration procedure shall remain otherwise unaffected and enforceable.